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                                                                     EXHIBIT 4.4

             CERTIFICATE OF DESIGNATION OF CUMULATIVE CONVERTIBLE
                    PREFERRED STOCK, SERIES G - SUBSERIES I

     Tim B. Tarrillion and Judith Knight Shields do hereby certify that they are the President and Assistant Secretary, respectively, of North American Technologies Group, Inc., a Delaware corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Corporation's Restated Certificate of Incorporation, Section 151 of the Delaware General Corporation Law and the Master Certificate of Designation relating to the Company's Cumulative Convertible Preferred Stock, Series G (the "Master Certificate of Designation"); the Board of Directors of the Corporation adopted the following resolutions on March 31, 1997; and that none of the Series G Cumulative Convertible Preferred Stock - Subseries I has been issued.

     Pursuant to the terms of the Master Certificate of Designation, there is hereby created a subseries of Preferred Stock designated as Cumulative Convertible Preferred Stock, Series G - Subseries I (the "Series G Preferred - Subseries I"), which shall consist of 21,000 shares. The Series G Preferred-Subseries I shall have the preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as provided below and as provided in the Master Certificate of Designation.

     The initial conversion price (the "Conversion Price") of the Series G Preferred - Subseries I shares shall be $.45. The Conversion Price shall be subject to adjustment pursuant to the terms of the Master Certificate of Designation.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Subseries to be duly executed by its President and attested to by its Assistant Secretary, this 2nd day of April, 1997.



                                        NORTH AMERICAN TECHNOLOGIES, GROUP, INC.


                                        /s/ Tim B. Tarrillion
                                        _____________________________________
DATE: April 2, 1997                     Tim B. Tarrillion,
     _______________                    President and Chief Executive Officer


DATE: April 2, 1997                     /s/ Judith Knight Shields
     ______________                     _____________________________________
                                        Judith Knight Shields,
                                        Assistant Secretary